CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$12,938,000	$1,499.51

(1)   Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated January 4, 2017 (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$12,938,000 Buffered AutoCallable Notes due July 9, 2018 Linked to the Lesser Performing Index of the Russell 2000® Index and the S&P 500® Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Initial Valuation Date:	January 4, 2017

Issue Date:	January 9, 2017

Final Valuation Date:*	July 3, 2018

Maturity Date:*	July 9, 2018

Reference Assets:	The Russell 2000® Index (the “Russell 2000 Index”) and the S&P 500® Index (the “S&P 500 Index”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level
	Russell 2000 Index	RTY <Index>	1,365.49
	S&P 500 Index	SPX <Index>	2,257.83

The Russell 2000 Index and the S&P 500 Index are each referred to in this pricing supplement as an “Index” and collectively as the “Indices”

Coupon Payments:	$15.00 per $1,000 principal amount Note, which is 1.50% of the principal amount per Note (6.00% per annum)

Buffer Percentage:	20.00%

Downside Leverage Factor:	1.25

Initial Level:**	With respect to an Index, the Closing Level on January 3, 2017, as noted in the table above

Final Level:	With respect to an Index, the Closing Level of such Index on the Final Valuation Date

Automatic Call:

If, on either Call Valuation Date, the Closing Level of each Index is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment equal to $1,000 per $1,000 principal amount Note equal to the Redemption Price payable on the applicable Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If your Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to the final Coupon Payment) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                   If the Index Return of the Lesser Performing Index is equal to or greater than -20.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note

▪                   If the Index Return of the Lesser Performing Index is less than -20.00%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Index Return of Lesser Performing Index + Buffer Percentage) × Downside Leverage Factor ]

If your Notes are not automatically called, and if the Index Return of the Lesser Performing Index is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Index Return of the Lesser Performing Index falls below -20.00%. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including the Coupon Payments and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.05%	99.95%
Total	$12,938,000	$12,938,000	$6,469	$12,931,531

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $992.90 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer equal to 0.05% of the principal amount of the notes, or $0.50 per $1,000 principal amount, and will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and on and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Valuation Dates:*	July 5, 2017 and January 4, 2018
Coupon Payment Dates:*	April 10, 2017, July 10, 2017, October 10, 2017, January 9, 2018, April 9, 2018 and the Maturity Date
Call Settlement Date:	The Coupon Payment Date following the Call Valuation Date on which an Automatic Call occurs
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Coupon Payment that will otherwise be payable on the Call Settlement Date
Lesser Performing Index:	The Index with the lowest Index Return, as calculated in the manner set forth below
Index Return:	With respect to an Index, the performance of such Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level
Closing Level:

With respect to an Index, on any date, the official closing level of that Index published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable (rounded to two decimal places, if applicable)

Tax Allocation of the Coupon Payments:	Deposit Income: 32.33% of the amount of each Coupon Payment on the Notes Put Premium: 67.67% of the amount of each Coupon Payment on the Notes
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741VGW6 / US06741VGW63

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**            For the avoidance of doubt, the Initial Level for each Index set forth in the table above is equal to the Closing Level of such Index on January 3, 2017. The Initial Levels are not based on the level of either Index at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes were initially priced for sale to the public.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•     You understand and accept that any positive return on your investment will be limited to the Coupon Payments on the Notes

•     You do not anticipate that the Index Return of at least one Index will be less than -20.00% and you accept the risk that, if it is, you will lose some or all of the principal amount of your Notes

•     You are willing to accept the risks associated with an investment linked to the performance of the Indices

•     You understand and accept the risk that the payment at maturity will be based solely on the Index Return of the Lesser Performing Index

•     You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•     You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•     You are willing to assume our credit risk for all payments on the Notes

•     You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•     You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•     You anticipate that the Index Return of at least one Index will be less than -20.00% and/or you are unwilling or unable to accept the risk that, if it is, you will lose some or all of the principal amount of your Notes

•     You seek an investment the return on which is not limited to the Coupon Payments on the Notes

•     You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Indices

•     You are unwilling or unable to accept the risk that negative performance of only one Index may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Index

•     You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•     You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•     You are unwilling or unable to assume our credit risk for all payments on the Notes

•     You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Call Valuation Dates, the Coupon Payment Dates following the Call Valuation Dates, the Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Indices and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following examples demonstrate the how the payment upon an automatic call will be calculated under various circumstances. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically called on the first Call Valuation Date.

Call Valuation Date	Is Closing Level of Either Index Less Than its Initial Level?	Are the Notes Automatically Called?
1	No	Yes

Because the Closing Level of each Index on the first Call Valuation Date is equal to or greater than its respective Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date (which will be the second Coupon Payment Date), and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 3.00%.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Call Valuation Date	Is Closing Level of Either Index Less Than its Initial Level?	Are the Notes Automatically Called?
1	Yes	No
2	No	Yes

Because the Closing Level of each Index on the second Call Valuation Date is equal to or greater than its respective Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the related Call Settlement Date (which will be the fourth Coupon Payment Date), and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 6.00%.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate the how the payment at maturity will be calculated under various circumstances. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪     Coupon Payments: $15.00 per $1,000 principal amount Note, or $90.00 per principal amount Note (9.00% of the principal amount per Note) in the aggregate over the life of the Notes

▪     Hypothetical Initial Level of each Index: 100.00*

▪     Buffer Percentage: 20.00%

▪     Downside Leverage Factor: 1.25

▪     You hold your Notes to maturity and the Notes are NOT automatically called prior to maturity

* The hypothetical Initial Level of 100.00 for each Index has been chosen for illustrative purposes only. The Initial Level for each Index is as set forth on the cover of this pricing supplement.

Final Level		Index Return
S&P 500 Index	Russell 2000 Index	S&P 500 Index	Russell 2000 Index	Lesser Performing Index	Payment at Maturity(1)	Total Return on the Notes(2)
155.00	150.00	55.00%	50.00%	50.00%	$1,000.00	9.00%
140.00	170.00	40.00%	70.00%	40.00%	$1,000.00	9.00%
135.00	130.00	35.00%	30.00%	30.00%	$1,000.00	9.00%
120.00	135.00	20.00%	35.00%	20.00%	$1,000.00	9.00%
115.00	110.00	15.00%	10.00%	10.00%	$1,000.00	9.00%
100.00	130.00	0.00%	30.00%	0.00%	$1,000.00	9.00%
125.00	95.00	25.00%	-5.00%	-5.00%	$1,000.00	9.00%
95.00	110.00	-5.00%	10.00%	-10.00%	$1,000.00	9.00%
80.00	90.00	-20.00%	-10.00%	-20.00%	$1,000.00	9.00%
70.00	105.00	-30.00%	5.00%	-30.00%	$875.00	-3.50%
125.00	60.00	25.00%	-40.00%	-40.00%	$750.00	-16.00%
65.00	50.00	-35.00%	-50.00%	-50.00%	$625.00	-28.50%
40.00	60.00	-60.00%	-40.00%	-60.00%	$500.00	-41.00%
115.00	30.00	15.00%	-70.00%	-70.00%	$375.00	-53.50%
20.00	60.00	-80.00%	-40.00%	-80.00%	$250.00	-66.00%
102.00	10.00	2.00%	-90.00%	-90.00%	$125.00	-78.50%
0.00	85.00	-100.00%	-15.00%	-100.00%	$0.00	-91.00%

(1)         per $1,000 principal amount Note, excluding the final Coupon Payment

(2)          Includes the Coupon Payments on the Notes

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the S&P 500 Index is 120.00 and the Final Level of the Russell 2000 Index is 135.00.

Because the S&P 500 Index has the lower Index Return, the S&P 500 Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is not less than -20.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold, plus the final Coupon Payment on the Notes.

The total return on investment of the Notes is 9.00%, the maximum possible return on the Notes.

Example 2: Final Level of the S&P 500 Index is 95.00 and the Final Level of the Russell 2000 Index is 110.00.

Because the S&P 500 Index has the lower Index Return, the S&P 500 Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is not less than -20.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold, plus the final Coupon Payment on the Notes.

The total return on investment of the Notes is 9.00%, the maximum possible return on the Notes.

Example 3: Final Level of the S&P 500 Index is 125.00 and the Final Level of the Russell 2000 Index is 60.00.

Because the Russell 2000 Index has the lower Index Return, the Russell 2000 Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is less than -20.00%, you will receive a payment at maturity of $750.00 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on your Notes), calculated as follows:

$1,000 + [$1,000 × (Index Return of the Lesser Performing Index + Buffer Percentage) × Downside Leverage Factor]

$1,000 + [$1,000 × (-40.00% + 20.00%) × 1.25] = $750.00

The total return on the Notes is -16.00%.

Example 4: The Final Level of the S&P 500 Index is 65.00 and the Final Level of the Russell 2000 Index is 50.00.

Because the Russell 2000 Index has the lower Index Return, the Russell 2000 Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is less than -20.00%, you will receive a payment at maturity of $625.00 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on your Notes), calculated as follows:

$1,000 + [$1,000 × (Index Return of the Lesser Performing Index + Buffer Percentage) × Downside Leverage Factor]

$1,000 + [$1,000 × (-50.00% + 20.00%) × 1.25] = $625.00

The total return on the Notes is -28.50%.

Examples 3 and 4 above demonstrate that you will lose some or all of the principal amount of your Notes unless the Index Return of each Index equals or exceeds -20.00%. Examples 3 and 4 further demonstrate that your investment in the Notes will be exposed on an accelerated basis to the Index Return of the Lesser Performing Index if the Index Return of such Index falls below -20.00%, regardless of the performance of the other Index. You will not benefit in any way from the Index Return of the other Index being higher than the Index Return of the Lesser Performing Index.

If your Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Indices or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•     “Risk Factors—Risks Relating to the Securities Generally”; and

•     “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•     Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If the Lesser Performing Index declines by more than 20.00% from its Initial Level to its Final Level, you will lose 1.25% of the principal amount of your Notes for every 1% that the Index Return of the Lesser Performing Index falls below -20.00%.  You may lose up to 100% of the principal amount of your Notes.

•     Potential Return Limited to the Coupon Payments on the Notes— The positive return on the Notes is limited to the Coupon Payments on the Notes.  You will not participate in any appreciation in the level of either Index and you will not receive more than the principal amount of your Notes at maturity (plus the final Coupon Payment) even if the Index Return of one or both Indices is positive.

•     If Your Notes are not Automatically Called, You Will Lose Some or All of the Principal Amount of Your Notes at Maturity Unless the Index Return of Each Index Equals or Exceeds -20.00%—The payment at maturity will be less than the principal amount of your Notes unless the Index Return of each Index equals or exceeds -20.00%. As described above, if the Index Return of the Lesser Performing Index is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Index Return of the Lesser Performing Index falls below -20.00%.

•     The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Coupon Payment amount is based on a number of factors, including the expected volatility of the Indices. The Coupon Payment amount is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Indices been lower. As volatility of an Index increases, there will typically be a greater likelihood that the level of the Index will decline such that its Index Return falls below -20.00%.

Accordingly, you should understand that the Coupon Payment amount reflects, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the Coupon Payment amount been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose some or all of your principal at maturity for the reasons described above.

•     Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Level of each Index on either Call Valuation Date is equal to or greater than its Initial Level. Accordingly, the term of the Notes may be as short as approximately six months.

The Redemption Price that you receive on any Call Settlement Date, together with the Coupon Payments that you will have received on prior Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•     If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Level of either Index at any Time Other than the Closing Level of the Lesser Performing Index on the Final Valuation Date—The Final Levels and Index Returns will be based solely on the Closing Levels of the Indices on the Final Valuation Date.  Accordingly, if the level of the Lesser Performing Index drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it would have been had your payment at maturity been linked to the level of such Index at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Index Return of the Lesser Performing Index. If the Index Return of the Lesser Performing Index is less than -20.00%, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Index Return of the other Index being higher than the Index Return of the Lesser Performing Index.

•     Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the Level of Either Index at Any Time Other than the Closing Levels of the Indices on the applicable Call Valuation Date—Whether or not the Notes are automatically called prior to maturity will be based solely on the Closing Levels of the Indices on the relevant Call Valuation Date.  Accordingly, if the level of either Index drops on either Call Valuation Date such that the Closing Level of such Index falls below the its Initial Level, your Notes will not be called on the relevant Call Valuation Date.

•     Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including the Coupon Payments and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•     You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•     No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities underlying either Index would have.

•     Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The level of each Index has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes.  The historical correlation between the Indices is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Index.

•     The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•     The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•     The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•     The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•     The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•     The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•     We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Indices or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Indices and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Indices and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•     Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•     Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income or loss.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income in respect of the Notes at a rate that exceeds the portion of the Coupon Payments treated as interest on the Deposit (as defined below) for U.S. federal income tax purposes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit (as defined below) and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•     Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the levels of the Indices and the market prices of the components of each Index;

o                the expected volatility of the Indices and the components of each Index;

o                the time to maturity of the Notes;

o                the dividend rate on the components of each Index;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the Issuer, please see “Indices—The Russell Indices” beginning on page IS-38 of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Level of the Russell 2000 Index for each of the periods noted below. The graph below graph sets forth the historical performance of the Russell 2000 Index based on daily Closing Levels from January 1, 2011 through January 4, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 30, 2016	1,388.07	1,156.89	1,357.13
January 4, 2017*	1,387.95	1,365.49	1,387.95
* For the period beginning on January 1, 2017 and ending on January 4, 2017

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The S&P 500® Index

The S&P 500 Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500 Index, the index sponsor and license agreement between the index sponsor and the Issuer, please see “Indices—The S&P U.S. Indices” beginning on page IS-48 of the accompanying index supplement.

Historical Performance of the S&P 500 Index

The table below shows the high, low and final Closing Level of the S&P 500 Index for each of the periods noted below. The graph below sets forth the historical performance of the S&P 500 Index based on daily Closing Levels from January 1, 2011 through January 4, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
March 31, 2015	2,117.39	1,992.67	2,067.89
June 30, 2015	2,130.82	2,057.64	2,063.11
September 30, 2015	2,128.28	1,867.61	1,920.03
December 31, 2015	2,109.79	1,923.82	2,043.94
March 31, 2016	2,063.95	1,829.08	2,059.74
June 30, 2016	2,119.12	2,000.54	2,098.86
September 30, 2016	2,190.15	2,088.55	2,168.27
December 30, 2016	2,271.72	2,085.18	2,238.83
January 4, 2017*	2,270.75	2,257.83	2,270.75
* For the period beginning on January 1, 2017 and ending on January 4, 2017

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed-rate debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Lesser Performing Reference Asset (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”).  As set forth on the cover of this pricing supplement, we have determined the amount of each Coupon Payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium.  The terms of your Notes require you and us to allocate the Coupon Payments as set forth on the cover, but this allocation is not binding on the Internal Revenue Service.  Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.  In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes.  For a further discussion of the tax considerations applicable to fixed rate debt obligations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement.  Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

The receipt of cash upon the redemption or maturity of your Notes (excluding cash attributable to the final monthly Coupon Payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option.  Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly Coupon Payment on the Notes).

Upon a sale of your Notes, you would be required to apportion the value of the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale.  You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit (excluding amounts attributable to accrued but unpaid interest on the Deposit, which will be taxed as ordinary income) and (ii) your adjusted tax basis in the Deposit.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Upon a sale of your Notes, the amount of cash that you receive that is apportioned to the Put Option, if any, (together with any amount of Put Premium previously received and deferred as described above) would be treated as short-term capital gain.  If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option.  In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments.  There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly.  If your Notes are so treated, you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.  For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Assets, in which case you may be required to include the entire monthly Coupon Payment on the Notes in ordinary income (and not just the interest on the Deposit).

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component.  If the Notes were treated as notional principal contracts, you could in effect be required to include all of the interest payments in income, rather than only the portion thereof denoted as Deposit Income on the cover of this pricing supplement, and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Put Options and Deposits” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Coupon Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Coupon Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Material U.S. Federal Income Tax Consequences—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain contracts linked to U.S. corporations that are owned by non-U.S. holders.  However, the IRS has issued a Notice which states that the Section 871(m) regulations will only apply to a contract that is issued before January 1, 2018 if the contract is a “delta-one” contract (i.e., a contract that provides for “delta-one” exposure to underlying U.S. corporations).  We have determined that the Notes are not “delta-one” contracts for this purpose, and we therefore believe, and intend to take the position, that payments on the Notes should not be subject to Section 871(m) withholding tax.

In addition, even if the Notes were a delta-one contract, they would generally not be subject to Section 871(m) because they should generally be treated as referencing only “qualified indices”.  However, an Index may not be treated as a qualified index with respect to a holder if the holder holds certain related short positions in the components of the Index.  In addition, certain combination rules could apply to treat the Notes as a delta-one contract with respect to a particular holder.  Holders are urged to consult their tax advisors regarding the application of Section 871(m) to their Notes, including the possibility that the Section 871(m) anti-abuse rule could apply to their Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.